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FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement                          |6. If Amendment, Date
                                          |   (Month/Day/Year)                                           |    of Original
   EGI-Fund (01) Investors, L.L.C.        |   October 3, 2001                                            |    (Month/Day/Year)
---------------------------------------------------------------------------------------------------------|
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker              |
                                          |   Number of          |   or Trading Symbol                   |
                                          |   Reporting Person,  |                                       |
----------------------------------------- |   if an Entity       |   Security Associates International,  |
  Two North Riverside Plaza, Suite 600    |   (Voluntary)        |   Inc. (SAI)                          |
------------------------------------------|                      |---------------------------------------|------------------------
               (Street)                   |                      |5. Relationship of Reporting Person    |7. Individual or
                                          |                      |    to Issuer (Check all applicable)   |   Joint/Group Filing
  Chicago       Illinois         60606    |                      |           Director    X  10% Owner    |  (Check applicable line)
------------------------------------------|                      |     -----           -----             |        Form Filed by
(City)          (State)          (Zip)    |                      |           Officer (give title below)  |  ----- One Reporting
                                                                       -----                                      Person
                                                                             Other (specify below)            X   Form filed by
                                                                       -----                                ----- More than one
                                                                                                                  Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Series B Convertible   |            |           |                       |              |               |             |
Preferred Stock        | Immed.     |           |  Common Stock         | 2,000,000    |  1-for-100    |    (1)      |   (1)
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Common Stock Warrants  |            |           |                       |              |               |             |
(right to buy)         | Immed.     | 10/3/05   |  Common Stock         | 2,500,000    |  $2.50        |    (1)      |   (1)
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
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Explanation of Responses:

(1) These securities are beneficially owned directly by EGI-Fund(01) Investors, L.L.C. ("EGI-Fund") as a beneficial owner of more than 10% at the issuer, and indirectly by SZ Investments, L.L.C., as the managing member of EGI-Fund.

                                                                                           /s/ Donald J. Libentritt         10/15/01
                                                                                       --------------------------------     --------
                                                                                       As Vice President of EGI-Fund(01)      Date
                                                                                       Investors L.L.C. and SZ Investments,
                                                                                       L.L.C.


**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)

                            Joint Filer Information


Name:     SZ Investments, L.L.C.

Address:  Two North Riverside Plaza, Suite 600
          Chicago, Illinois 60606

Designated Filer:  EGI-Fund (01) Investors, L.L.C.

Issuer & Ticker Symbol: Security Associates International, Inc. (SAI)

Date of Event Requiring Statement:  October 3, 2001